Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-199966
Dated March 3, 2015

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J.P. Morgan ETF Efficiente DS 5 Index

Performance Update - March 2015

OVERVIEW
The J.P.Morgan ETF Efficiente DS 5 Index (the "Index") is a
J.P. Morgan strategy that seeks to generate returns through
tracking the excess returns of exchange traded funds
("ETFs") and a cash index to provide exposure to a broad
range of asset classes and geographic regions. The index
targets 5% volatility on a daily basis by varying the
exposure it takes to a basket of 12 ETFs and a cash index
whose weights are allocated monthly in accordance with a
rules-based methodology (the "Monthly Reference
Portfolio"). The Index increases its exposure to the
Monthly Reference Portfolio when the volatility of the
portfolio decreases and decreases the exposure when the
volatility of the Monthly Reference Portfolio increases.
The Index levels incorporate a daily deduction fee of 1.00%
per annum.

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Hypothetical and Actual Historical Performance -
February 28, 2005 to February 27, 2015

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Hypothetical and Actual Historical Volatility -- through
February 27, 2015

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Key Features of the Index
n Exposure to developed market equities, bonds, emerging
markets, alternative investments and inflation.
n The weights of the Monthly Reference Portfolio
constituents are determined monthly based on a rules-based
methodology that targets an annualized volatility of 5% or

less.
n The Index targets a volatility of 5% on a daily basis
using a mechanism that varies the exposure of the Index to
the Monthly Reference Portfolio, based on historical
volatility, and reflects the weighted performance of its
underlying assets in excess of a cash index.
n Index levels published on Bloomberg under the ticker
EEJPDS5E .

 Historical
Performance*  Jan    Feb    Mar
------------ ------ ------ ------
   2015      2.47%  -1.26%
------------ ------ ------ ------
   2014      -2.06% 1.68%  -0.27%
------------ ------ ------ ------
   2013      -0.51% 0.21%  0.42%
------------ ------ ------ ------
   2012      1.07%  0.40%  -1.28%
------------ ------ ------ ------
   2011      -0.33% 2.35%  0.05%
------------ ------ ------ ------

 Apr   May    Jun     Jul
===== ====== ====== ======
1.48% 2.37%  0.27%  -1.14%
----- ------ ------ ------
2.30% -3.95% -0.89% 1.27%
----- ------ ------ ------
1.37% -0.52% 0.78%  2.51%
----- ------ ------ ------
1.73% -1.37% -1.19% 3.96%
----- ------ ------ ------

 Aug    Sep    Oct
====== ====== ======
2.11%  -3.50% 2.43%
------ ------ ------
-1.68% 0.82%  1.39%
------ ------ ------
0.08%  -0.02% -0.40%
------ ------ ------
2.30%  -0.11% 1.36%
------ ------ ------

 Nov   Dec  Full Year
----- ----- ---------
            1.18%
----- ----- ---------
1.49% 0.28% 5.84%
----- ----- ---------
1.17% 1.04% 1.45%
----- ----- ---------
0.86% 0.90% 5.84%
----- ----- ---------
0.42% 0.83% 10.33%
----- ----- ---------

*Represents the monthly and full calendar year performance
of the Index based on, as applicable to the relevant
monthly or annual measurement period, the hypothetical back
tested daily Index closing levels from December 31, 2009 to
September 24, 2012, and the actual historical performance
of the Index based on the daily Index closing levels from
September 25, 2012 to February 27, 2015. See the last
paragraph under "Notes" on page 2 for important information
about the limitations of using hypothetical historical
performance measures.

                            iShares
Recent Index  SPDR SandP   Russell 2000 iShares MSCI
Composition  500 ETF Trust    ETF        EAFE ETF
------------ ------------- ------------ ------------
  March 15     20.0%         0.0%         0.0%
------------ ------------- ------------ ------------
 February 15   20.0%         5.0%         0.0%
------------ ------------- ------------ ------------
 January 15    20.0%         5.0%         0.0%
------------ ------------- ------------ ------------
December 14    20.0%         5.0%         0.0%
------------ ------------- ------------ ------------
November 14    20.0%         5.0%         0.0%
------------ ------------- ------------ ------------

            iShares iBoxx
            $ Investment  iShares iBoxx
iShares 20+   Grade       $ High Yield  iShares MSCI
Year Treasury Corporate    Corporate     Emerging
 Bond ETF    Bond ETF      Bond ETF     Markets ETF
----------- ------------- ------------- ------------
  20.0%       20.0%         0.0%          0.0%
----------- ------------- ------------- ------------
  20.0%       20.0%         0.0%          0.0%
----------- ------------- ------------- ------------
  20.0%       15.0%         0.0%          0.0%
----------- ------------- ------------- ------------
  20.0%       20.0%         0.0%          0.0%
----------- ------------- ------------- ------------
  20.0%       15.0%         0.0%          0.0%
----------- ------------- ------------- ------------

 iShares JP
Morgan USD
 Emerging   iShares SandP
 Markets    GSCI Cmdty-   SPDR Gold
 Bond ETF   Indexed Trust  Trust
----------- ------------- ---------
  0.0%        0.0%         0.0%
----------- ------------- ---------
  0.0%        0.0%         0.0%
----------- ------------- ---------
  0.0%        0.0%         0.0%
----------- ------------- ---------
  10.0%       0.0%         0.0%
----------- ------------- ---------
  15.0%       0.0%         0.0%
----------- ------------- ---------

iShares DJ US
Real Estate   iShares TIPS  JPMorgan Cash
   ETF        Bond ETF     Index USD 3 Month
------------- ------------ -----------------
  20.0%         0.0%           20.0%
------------- ------------ -----------------
  20.0%         0.0%           15.0%
------------- ------------ -----------------
  20.0%         0.0%           20.0%
------------- ------------ -----------------
  20.0%         0.0%            5.0%
------------- ------------ -----------------
  20.0%         5.0%            0.0%
------------- ------------ -----------------

March 02, 2015

Comparative Hypothetical and Historical Annualized Returns
(%), Annualized Volatility (%) and Sharpe Ratio, Average
Leverage, and
Correlation -- February 27, 2015

                            3 Year     5 Year
                          Annualized Annualized
                           Return     Return
------------------------- ---------- ----------
ETF Efficiente DS 5 Index   4.3%       6.9%
------------------------- ---------- ----------
SandP 500 (Excess Return)   17.4%      15.6%
------------------------- ---------- ----------
Barclays Aggregate Bond
                            2.3%       3.8%
 Index (Excess Return)
------------------------- ---------- ----------

 10 Year    10 Year
Annualized Annualized  10 Year Sharpe  10 Year
 Return     Volatility     Ratio      Correlation
---------- ----------- -------------- -----------
  5.3%       5.6%          0.94        100.0%
---------- ----------- -------------- -----------
  5.7%       20.5%         0.28         32.1%
---------- ----------- -------------- -----------
  2.6%       3.7%          0.70         26.5%

                              10 Year
3 Year Average 5 Year Average Average
  Leverage       Leverage     Leverage
-------------- -------------- --------
   114.2%         110.0%      105.5%
-------------- -------------- --------
     N/A            N/A         N/A
-------------- -------------- --------
     N/A            N/A         N/A

Notes
Hypothetical, historical performance measures: Represents
the performance of the Index based on the hypothetical
back-tested closing levels from February 28, 2005 through
September 24, 2012 and actual performance from September
25, 2012 to February 27, 2015.
For purposes of these examples, each index was set equal to
100 at the beginning of the relevant measurement period and
returns are calculated arithmetically (not compounded). The
"SandP 500 Index (Excess Return)" and "Barclays Aggregate
Bond Index (Excess Return)" refer to hypothetical indices
constructed from the total returns of the relevant index
with the returns of the Cash Index deducted. There is no
guarantee the ETF Efficiente DS 5 Index will outperform the
SandP 500 Index (Excess Return), the Barclays Aggregate
Bond Index (Excess Return) or any alternative investment
strategy. Sources: Bloomberg and JPMorgan.
Leverage: Leverage refers to the exposure of the Index to
the Monthly Reference Portfolio, ranging from 0% to 150%.
The leverage is determined by dividing the 5% target
volatility by the historical 1-month volatility of the
Monthly Reference Portfolio. These monthly leverage
calculations are then added and the sum is divided by the
number of months in the relevant measurement period.
The exposure increases when the 1-month volatility of the
Monthly Reference Portfolio decreases, and decreases when
the volatility increases, employing leverage up to 150%
when the volatility is less than 5%.
Correlation: Correlation refers to the performance of the
relevant index to the ETF Efficiente DS 5 Index, calculated
based on the ten year annualized return.

Volatility: Volatility represents the annualized standard
deviation of the relevant index's arithmetic daily returns
since August 25, 2005. Volatility levels are calculated
from the historical returns, as applicable to the relevant
measurement period, of the ETF Efficiente DS 5 Index, SandP
500 Index (Excess Return), and the Barclays Aggregate Bond
Index (Excess Return).

The Sharpe Ratio, which is a measure of risk-adjusted
performance, is computed as the ten year annualized
historical return divided by the ten year annualized
volatility.

For time periods prior to the launch of any ETF included in
the Index and such ETF's initial satisfaction of a minimum
liquidity standard, the hypothetical back-testing uses
alternative performance information derived from a related
index, after deducting hypothetical fund fees, rather than
performance information for such ETF.
The back-tested, hypothetical, historical annualized
volatility and index returns have inherent limitations.
These volatility and return results were achieved by means
of a retroactive application of a back-tested volatility
model designed with the benefit of hindsight. No
representation is made that in the future the relevant
indices will have the volatility shown. Alternative
modeling techniques or assumptions might produce
significantly different results and may prove to be more
appropriate. Actual annualized volatilities and returns may
vary materially from this analysis. Source:

Key Risks

There are risks associated with a momentum-based investment
strategy--The Index employs a mathematical model intended
to implement what is known as a momentum-based strategy,
which seeks to capitalize on positive market price trends
based on the supposition that positive market price trends
may continue. This Index is different from a strategy that
seeks long-term exposure to a portfolio with fixed weights.
The Index may fail to realize gains that could occur from
holding assets that have experienced price declines, but
experience a sudden price spike thereafter.
The Index may not achieve its target volatility - The
exposure of the Index to the synthetic portfolio of Basket
Constituents is determined by a two-step process composed
of 1) a monthly selection process to determine the
weighting assigned to each Basket Constituent in the
synthetic portfolio, and 2) a daily adjustment of the
exposure to the synthetic portfolio intended to achieve a
target annualized volatility of 5% on a daily basis. The
monthly weights and daily adjustments are based on the
historical volatility of the synthetic portfolio and are
subject to certain constraints. However, there is no
guarantee that historical trends will continue in the
future. Accordingly, the actual realized annualized
volatility of the index may be greater than or less than
5%, which may adversely affect the level of the index.
The daily adjustment of the exposure of the index to the
synthetic portfolio of basket constituents may impact
performance -- Due to the daily exposure adjustments, the
Index may fail to realize gains due to price appreciation
of the synthetic portfolio at a time when the exposure is
less than 100% or may suffer increased losses due to price
depreciation of the synthetic portfolio when the exposure
is above 100%. As a result, the Index may underperform an
index that does not include a daily exposure adjustment.

The Index may be partially uninvested -- The aggregate
weight of the Cash Index at any given time represents the
portion of the synthetic portfolio that is uninvested. In
addition, when the exposure of the Index to the synthetic
portfolio is less than 100%, a portion of the synthetic
portfolio will be uninvested. The Index will reflect no
return for any uninvested portion.

Our affiliate, J.P. Morgan Securities plc, is the
calculation agent for the Index and may adjust the Index in
a way that affects its level--The policies and judgments
for which J.P. Morgan Securities plc, is responsible could
have an impact, positive or negative, on the level of the
Index and the value of your investment. J.P. Morgan
Securities plc is under no obligation to consider your
interest as an investor with returns linked to the Index.
The Index may not be successful and may not outperform any
alternative strategy.
The Index comprises notional assets and liabilities and
therefore there is no actual portfolio of assets to which
any person is entitled or in which any person has any
ownership interest. The Index rebalances monthly and
applies weighting caps to the Basket Constituents and
sectors.
The Index may be subject to increased volatility due to the
use of leverage.
Changes in the value of the Basket Constituents may offset
each other, and correlation of performances among the
Basket Constituents may reduce the performance of the
Index. An investment in securities linked to the Index is
subject to risks associated with non-U.S. markets,
including emerging markets, and is subject to currency
exchange risk.
The risks identified above are not exhaustive. You should
also review carefully the related "Risk Factors" section in
the relevant product supplement and/or underlying
supplement and the "Selected Risk Considerations" in the
relevant term sheet or pricing supplement.
For more information on the Index and for additional key
risk information see Page 12 of the Strategy Guide at
http://www.sec.gov/Archives/edgar/data/19617/00009501031300
2227/crt_dp37444-fwp.pdf

Disclaimer
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Securities and Exchange Commission (the "SEC") for any
offerings to which these materials relate. Before you
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should read the prospectus in that registration statement,
the prospectus supplement, as well as the particular
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supplement, and any other documents that J.P. Morgan will
file with the SEC relating to such offering for more
complete information about J.P. Morgan and the offering of
any securities. You may get these documents without cost by
visiting EDGAR on the SEC Website at www.sec.gov.
Alternatively, J.P. Morgan, any agent, or any dealer
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supplement, if you so request by calling toll-free (866)
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Free Writing Prospectus filed pursuant to Rule 433;
Registration Statement No. 333-199966

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